Exhibit (a)(1)(C)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

PHH CORPORATION

Offer to Exchange Any and All 6.00% Convertible Senior Notes Due 2017
CUSIP No. 693320 AQ6

for cash and shares of Common Stock of PHH Corporation
CUSIP No. 693320202

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 15, 2015, UNLESS THE OFFER IS EXTENDED BY PHH CORPORATION (SUCH DATE, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the offer (the “offer”) by PHH Corporation, a Maryland corporation (“PHH”), to exchange any and all of its 6.00% Convertible Senior Notes Due 2017 (the “Notes”) for cash and shares of its common stock, par value $0.01 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the offer to exchange, dated May 6, 2015, as the same may be amended from time to time (the “Offer to Exchange”), and in the accompanying letter of transmittal (the “Letter of Transmittal”).

Holders who validly tender Notes that are not validly withdrawn and are accepted for exchange by PHH pursuant to the offer will receive, for each $1,000 principal amount of validly tendered and accepted Notes, $1,125.00 in cash, plus accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date (as defined in the Offer to Exchange), and a number of shares of Common Stock, which is referred to in the Offer to Exchange as the “Exchange Ratio,” which will be fixed by 4:30 p.m., New York City time, on the Expiration Date and will be equal to the sum of the Daily Settlement Amounts (as defined in the Offer to Exchange) for each VWAP Trading Day (as defined in the Offer to Exchange) during the Observation Period (as defined in the Offer to Exchange). Details regarding the Exchange Ratio will also be available by that time at www.gbsc-usa.com/PHH and from the Information Agent (as defined herein).

PHH is requesting that you contact your clients for whom you hold Notes through your account with The Depository Trust Company (“DTC”) regarding the offer. For your information and for forwarding to your clients for whom you hold Notes through your DTC account, enclosed herewith are copies of the following documents:

1.         Offer to Exchange;

2.         Letter of Transmittal (together with accompanying Substitute Form W-9 and related Instructions); and

3.         Letter that may be sent to your clients for whose accounts you hold Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the offer.

We urge you to contact your clients promptly. Please note that the offer will expire at 11:59 p.m., New York City time, on the Expiration Date, unless extended or earlier terminated in accordance with the Offer to Exchange. The offer is subject to certain conditions. Please see the sections of the Offer to Exchange entitled “Description of the Offer—Conditions to the Offer,” and “Description of the Offer—Extension, Termination or Amendment.”

To participate in the offer, a duly executed and properly completed Letter of Transmittal (or a manually executed facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange. There are no guaranteed delivery procedures provided for by PHH in conjunction with the Offer.

PHH will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Notes pursuant to the offer. PHH will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Global Bondholder Services Corporation is the Exchange Agent and the Information Agent for the Offer. The Exchange Agent and the Information Agent’s contact information can be found on the back cover page of the Offer to Exchange. Additional copies of the enclosed materials may be obtained from the Information Agent by calling Global Bondholder Services Corporation at (212) 430-3774.

Very truly yours,

PHH Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PHH, THE FINANCIAL ADVISOR, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.